Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Metretek Technologies, Inc. on Form S-3 of our report dated March 1, 2006 on the consolidated financial statements of Metretek Technologies, Inc., and our report dated February 6, 2006 on the financial statements of Marcum Midstream 1995-2 Business Trust, appearing in the Annual Report on Form 10-K of Metretek Technologies, Inc. for the year ended December 31, 2005 also incorporated by reference. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.
/s/ Hein & Associates LLP
HEIN & ASSOCIATES LLP
Denver, Colorado
April 26, 2006